Energy Focus, Inc. Announces a $4.5 Million Financing Agreement

SOLON, Ohio, December 28, 2011 — Energy Focus, Inc. (OTCBB: EFOI.OB) today announced it has completed a revolving secured line of credit of up to $4.5 million with Rosenthal & Rosenthal, Inc. This new agreement is a three year secured revolving line of credit to which Energy Focus, Inc. may borrow up to $4.5 million, subject to periodic adjustments based on the amount of certain assets of the Company. The proceeds from the credit facility will be used to retire a portion of existing debt and for working capital.

Joe Kaveski, Energy Focus’ Chief Executive Officer, said, “This financing is an important step in our capital structure and will enable us to fund our anticipated growth with the U.S. Navy.”

About Energy Focus, Inc.

Energy Focus, Inc. is a leading provider of energy efficient LED lighting products and turnkey energy efficient lighting solutions, holding 74 relevant lighting patents. Our solutions provide energy savings, aesthetics, safety and maintenance cost benefits over conventional lighting. Our long-standing relationship with the U.S. Government includes numerous research and development projects for the DOE and DARPA, creating energy efficient LED lighting systems for the U.S. Navy fleet and the next generation Very High Efficiency Solar Cell. Customers include supermarket chains, the U.S. Government, state and local governmental agencies, retail stores, museums, theme parks and casinos, hotels, swimming pool builders and many others. Company headquarters are located in Solon, OH, with additional offices in Nashville, TN, Pleasanton, CA, and the United Kingdom. For more information, see our web site at www.energyfocusinc.com.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For more information about potential factors that could affect the financial results of Energy Focus, please refer to the Company’s SEC reports, including its Annual Reports on Form 10-K and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Energy Focus disclaims any intention or obligation to update or revise any forward-looking statements.

About Rosenthal & Rosenthal

Rosenthal & Rosenthal, Inc. the principal unit of the Rosenthal Group (Rosenthal), is a privately held finance company now celebrating its 74th year. Rosenthal provides Asset-Based Lending, Factoring and Specialty Lending to clients across a wide range of industries. Rosenthal’s capabilities include traditional financing, such as secured working capital loans, as well as highly specialized lending against non-traditional collateral. Rosenthal offers superior service and customized financial solutions to enable their clients to meet short-term, long-term and seasonal business goals. As an independent, privately-held company, Rosenthal is able to respond quickly and effectively to the complex financial needs of their clients.

Media Contact:

Energy Focus, Inc.

Public Relations Office

(440) 715-1295

pr@energyfocusinc.com

Investor Contact:

Brion Tanous

CleanTech IR, Inc.

(310) 541-6824

btanous@cleantech-ir.com